Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. APPOINTS PAUL J. VARELLO
CHIEF EXECUTIVE OFFICER AND ELECTS A NEW CHAIRMAN OF THE BOARD

THE WOODLANDS, TX – March 9, 2015 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced that Paul J. Varello, who was elected acting CEO in February, has entered into a multi-year employment agreement with the Company effective March 9, 2015.  In connection with the change in his status, Mr. Varello has resigned as Chairman, and the Board has elected Milton L. Scott, who is Chair of the Board's Audit Committee, Chairman of the Board of Directors.

To further align his interests with those of shareholders, Mr. Varello’s employment agreement calls for an annual salary of $1.00, and an award of 600,000 shares of restricted common stock that vests over three years, and that will be subject to the approval of the Company's stockholders at the Annual Meeting of Stockholders on May 8, 2015.

Mr. Varello commented, “I look forward to leading Sterling through a business turnaround.  Over the past year, I have spent a great deal of time learning about the Company, visiting our various operations and job sites, talking to our employees, and analyzing our systems and processes, and I firmly believe that we have the capacity to be a best-in-class company.  We have struggled to deliver consistent results over the past several years; however, Sterling is a business that has all of the elements necessary for success in the heavy civil construction industry, including a strong competitive position, a solid reputation in our primary markets, a team of experienced people, a large fleet of modern equipment, and a record-high backlog of projects that, if managed diligently, can markedly improve our profitability.  I’d like to thank the Board for their vote of confidence, and I look forward to reporting on our progress in the coming months."

Mr. Varello, who has been a member of Sterling’s Board since January 2014, was named Board Chairman in December 2014 and as noted, became acting Chief Executive Officer on February 1, 2015.  He has spent his entire career in the construction industry, after spending much of his youth working in his family’s road-building business.  He spent 18 years with Fluor Corporation (NYSE: FLR), a Fortune 500 company that provides engineering, procurement, construction, maintenance, and project management services.  Mr. Varello started with Fluor as a project construction manager, and rose to President of the Process Sector.  He was Chairman and CEO of American Ref-Fuel Company, a Houston, Texas-based 50/50 joint venture between Air Products & Chemicals and Browning Ferris International that was involved in the development, design, construction and operation of plants that converted solid municipal waste into energy.  In May 2003, he founded Commonwealth Engineering & Construction, LLC (CEC), a Houston-based engineering and construction management company specializing in the design and construction of major capital projects. Mr. Varello is a graduate of the Villanova University College of Engineering and Harvard Business School’s Advanced Management Program, and is a Registered Professional Engineer in California, Texas and Louisiana.

Milton Scott is one of the Audit Committee's two financial experts, and has been a director of the Company since 2005.  He was a partner of Arthur Andersen, LLP from 1977 to 1999, and since then has had extensive experience as an executive, a director and chairman of various companies.  In addition to his new role, Mr. Scott will remain Chair of the Audit Committee.

Marian Davenport, a Sterling Director and Chair of its Corporate Governance & Nominating Committee, stated, “Milton's ten-year background on the Board and in other directorship positions, and Paul’s extensive experience in the engineering and construction industry and as a senior executive make them both highly qualified to lead the Board and the Company as we work to deliver improved results and shareholder value.  Since joining the Board, Paul has been active and energetic in building his knowledge of the Company, our markets and our strengths and weaknesses.  We are pleased to have been able to hire an executive of Paul’s caliber and boundless energy to be our chief executive, and to have Milton leading the Board of Directors.”

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California, Hawaii, and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Thomas R. Wright, EVP & Chief Financial Officer 281-214-0800	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore 212-836-9607 Linda Latman 212-836-9609